Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-231584

Innovate Biopharmaceuticals, Inc.

10,586,712 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS SUPPLEMENT NO. 1
DATED APRIL 29, 2020
(To Prospectus Dated July 3, 2019)

This Prospectus Supplement No. 1, dated April 29, 2020 (“Supplement No. 1”), filed by Innovate Biopharmaceuticals, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated July 3, 2019 (as amended and supplemented from time to time, the “Prospectus”), as part of the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on July 12, 2019. This Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus, as amended by this Supplement No. 1, relates to 10,586,712 shares of common stock issuable from time to time upon exercise of certain warrants (the “Warrants”), pursuant to the terms of amendments to the Warrants that we entered into on April 29, 2020.

Pursuant to an offer to Amend and Exercise, dated February 12, 2020, the Company offered to amend, upon the terms and subject to the conditions set forth therein, outstanding warrants (including the Warrants) to purchase an aggregate of 12,346,631 shares of common stock (the “Offer to Amend and Exercise”). Pursuant to the Offer to Amend and Exercise, the Warrants of holders who elected to participate in the Offer to Amend and Exercise were amended to: (i) shorten the exercise period so that they expired on April 29, 2020 and (ii) reduce the exercise price to $0.10. The Warrants were exercised into shares of common stock effective April 29, 2020.

Accordingly, this Supplement No. 1 amends and supplements the Prospectus to reflect an amendment of the exercise price of the Warrants to $0.10 per share of common stock in accordance with the terms of the Offer to Amend and Exercise.

The information in this Supplement No. 1 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 1. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves risks. Before making any investment in the Company’s securities, you should read and carefully consider risks described in the “Risk Factors” section in the Prospectus and in the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is April 29, 2020